EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of December 6, 2021 (the “Effective Date”), by and between Juan Carlos Garcia La Sienra Garcia (the “Executive”) and Bakhu Holdings, Corp., a Nevada corporation (the “Company”).

RECITALS

WHEREAS, the Company desires to employ the Executive as the Chief Financial Officer on the terms and conditions set forth herein;

WHEREAS, the Executive desires to be employed by the Company as the Chief Financial Officer on such terms and conditions; and

WHEREAS, in accepting engagement by the Company, the Executive has not relied and will not rely on any statements or representations, whether oral or in writing, by any officers, employees, or agents of the Company, except as expressly provided in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

AGREEMENT

1.At Will. The Executive’s employment as the Chief Financial Officer shall be effective as of the Effective Date and shall continue until terminated pursuant to Section 0 of this Agreement. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term”.

2.Positions and Duties.

2.1Position. During the Employment Term, the Executive shall serve as the Chief Financial Officer of the Company, reporting to the board of directors of the Company (the “Board”). In such position, the Executive shall have such duties, authority, and responsibilities as shall be determined from time to time by the Board, which duties, authority, and responsibilities are consistent with the Executive’s position and title.

2.2Duties. During the Employment Term, the Executive shall devote substantially all of Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board (which consent can be withheld by the Board in its discretion). Notwithstanding the foregoing, the Executive will be permitted to (a) with the prior written consent of the Board act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization as long as such activities are disclosed in writing to the Board in accordance with any conflict of interest policy of the Company then in effect, and (b)

purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided, that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further, that the activities described in clauses (a) and (b) do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 0 hereof.

2.3Member of the Board. In addition to serving as the Chief Financial Officer, on the Effective Date, the Board will appoint the Executive to serve as a member of the Board. The Executive will continue to serve as a member of the Board until the end of the Employment Term or his earlier resignation, removal or failure to be reelected by the stockholders of the Company. In connection with his appointment to the Board, the Company and the Executive will enter into an indemnification agreement in the form attached hereto as Exhibit A.

3.Place of Performance. The principal place of Executive’s employment shall be the Company’s principal executive office currently located at One World Trade Center, Suite 130, Long Beach, CA 90831; provided, that the Executive agrees and understands that the Executive may be required to travel from time to time outside of such location in the performance of the Executive’s services or at the request of Company during the Employment Term.

4.Compensation.

4.1Base Salary. The Company shall pay the Executive an annualized base salary of $60,000.00 payable in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s base salary may be reviewed from time to time by the Board in its discretion. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

4.2Equity Awards. In consideration of the Executive entering into this Agreement and as an inducement to join the Company, on the Grant Date the Company will grant to the Executive, pursuant to the Bakhu Holdings, Corp. 2020 Long-Term Incentive Plan (the “Plan”), a non-qualified stock option to purchase Three Hundred Thousand (300,000) shares of the Company’s common stock (the “Options”), with an exercise price equal to the Fair Market Value of a share of the Company’s common stock (as defined in the Plan) on the Grant Date. Sixty Thousand (60,000) of the shares subject to the Options will be immediately vested and exercisable on the Grant Date. The remaining Options shall vest on the basis of time according to the following schedule unless otherwise provided in this Agreement, the Plan or the Award Agreement (as defined below): Twenty Thousand (20,000) of the shares subject to the Options shall vest on the last day of each calendar month, commencing with the calendar month of the Grant Date, for a period of twelve (12) months thereafter such that 100% of the Options shall be vested at the end of the calendar month immediately following the one year anniversary of the Grant Date. All other terms and conditions of the Options including, without limitation, the treatment of vested and unvested Options following a termination of employment or removal as a member of the

Board shall be governed by the terms and conditions of the Plan and the stock option award agreement attached hereto as Exhibit B (the “Award Agreement”). In connection with Executive’s position as a member of the Board, Executive will be eligible to receive annual stock option grants as determined by the Board.

4.3Employee Benefits. During the Employment Term, the Executive shall be eligible to participate in any employee benefit plans, practices, and programs maintained by the Company unless otherwise required by applicable law.  Except where prohibited by law, all benefits (if applicable) are subject to change in the sole discretion of the Company. Executive understands and agrees that as of the Effective Date, the Company does not maintain any employee benefit plans, practices or programs.

4.4Vacation; Paid Time Off. During the Employment Term, the Executive will be entitled to paid vacation on a basis that is similar as that provided to other similarly situated executives of the Company. The Executive shall receive other paid time off in accordance with the Company’s policies for executive officers as such policies may exist from time to time.

4.5Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.6Clawback Provisions. Any amounts payable under this Agreement are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Executive. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

4.7Section 280G.

(a)If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a change in control of the Company or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would, but for this Section 5.3, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Section 409A until no amount payable to the Executive will be subject to the Excise Tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.

(b)All calculations and determinations under this Section 4.7 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the ”Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 4.7, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 4.7. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

5.Termination of Employment.

5.1The Employment Term and the Executive’s employment as the Chief Financial Officer hereunder may be terminated by the Company at any time, or for any reason, by delivering written notice to the Executive. The Executive may terminate his employment hereunder by delivering at least thirty (30) days advance written notice to the Company.  During any such notice period, the Company reserves the right to suspend any or all of the Executive’s duties or responsibilities and limit the Executive’s communications with any customers, suppliers, agents, or employee of the Company, as the Company determines in its sole discretion.

(a)Subject to the terms and conditions of this Agreement, in the event that the Executive’s employment hereunder is terminated for any reason, the Employment Term shall expire and the Executive shall be entitled to the following:

(i)Base Salary earned, but unpaid through the date of termination of employment;

(ii)reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii)such equity compensation, if any, to which the Executive may be entitled under the Plan and the Award Agreement as of the date of termination of employment.

5.2Resignation of All Other Positions. On termination of the Executive’s employment hereunder for any reason, the Executive agrees to resign, effective on the Termination Date from all positions that the Executive holds as an officer or member of the Board (and any committees thereof) of the Company or any of its affiliates.

6.Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the

Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary on the Termination Date.

7.Confidential Information and Proprietary Rights. Concurrently with the execution of this Agreement, the Executive shall enter into the Company’s confidentiality and proprietary rights agreement attached here to as Exhibit C (the “Confidentiality and Proprietary Rights Agreement”).

8.Restrictive Covenants.

8.1Non-Solicitation of Employees. The Executive agrees and covenants that the Executive shall not, while an employee of the Company or during the three (3) year-period following the cessation of the Executive’s employment for any reason, directly or indirectly, engage in or attempt or seek to engage in any of the following actions, activities, conduct, or courses of action:

(a)soliciting, recruiting, or hiring (i) any employee, advisor, independent contractor, or representative of the Company, (ii) any individual or entity who, during the one (1) year period immediately preceding such solicitation, recruitment or hiring, performed work for the Company (including as an employee, advisor, independent contractors, or consultants), or (iii) any individual or entity who to the Executive’s knowledge and during the Executive’s employment with the Company (x) has been identified by the Company as a prospective employee, advisor, independent contractor, or representative, or (y) with whom the Company or its representatives have had substantive discussions about such individual or entity becoming an employee, advisor, independent contractor, or representative, to or for the Company;

(b)soliciting or encouraging any employee, advisor, independent contractor, or representative of the Company to discontinue or diminish their employment with, or discontinue or diminish their working relationship with, the Company; or

(c)assisting a person or entity in any manner in doing, or attempting to do, any of the things prohibited by Sections 0 and 0 above.

8.2Non-Solicitation of Customers. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company, the Executive will have access to and learn about much or all of the Company’s customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, decisionmakers, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales and services. The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm. The Executive agrees and covenants that the Executive shall not, while an employee of the Company or during the three (3) year-period following the cessation of the Executive’s employment for any reason, directly or indirectly, solicit, contact (including, but not limited to, email, regular mail, express mail, telephone, fax, instant message, or social media), attempt to contact, or meet with the Company’s current, former, or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

9.Non-Disparagement. The Executive agrees and covenants that the Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

This Section 0 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Board.

10.Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by the Executive to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

The Executive further acknowledges that the benefits provided to the Executive under this Agreement, including the amount of the Executive’s compensation, reflects, in part, the Executive’s  obligations and the Company’s rights under Section 0, Section 0, and Section 0 of this Agreement; that the Executive has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced herein in connection herewith; and that the Executive will not suffer undue hardship by reason of full compliance with the terms and conditions of Section 0, Section 0, and Section 0 of this Agreement or the Company’s enforcement thereof.

11.Remedies. In the event of a breach or threatened breach by the Executive of Section 0, Section 0, or Section 0 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

12.Arbitration. The Executive and the Company agree that any controversy, claim or dispute arising out of or in any way relating to this Agreement, the Executive’s provision of services to Company or the termination of Executive’s relationship with the Company, including, without limitation, any claim of discrimination, harassment or retaliation under state or federal law, shall be settled by final and binding arbitration in accordance with the Mutual Agreement to Arbitrate that is attached as Exhibit D hereto (the “Mutual Agreement to Arbitrate”), and which must be executed by the Executive concurrent with the Executive’s execution of this Agreement.

13.Security.

13.1Security and Access. The Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time, including, without limitation, those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, email systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive’s employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event the Executive learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

13.2Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive’s employment or (b) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, email messages, recordings, thumb or USB drives or other removable information storage devices, hard drives and data and all Company documents and materials belonging to the Company and stored in any fashion, including, but not limited to, those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with the Executive’s employment by the Company; and (ii) delete or destroy, at the instruction of the Company, all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Executive’s possession or control.

14.Publicity. The Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of the Executive’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the Employment Term, for all legitimate commercial and business purposes of the Company (“Permitted Uses”) without further consent from or royalty, payment, or other compensation to the Executive. The Executive hereby forever waives and releases the Company and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the Employment Term, arising directly or indirectly from the Company’s and its agents’, representatives’, and licensees’ exercise of their rights in connection with any Permitted Uses.

15.Governing Law: Jurisdiction and Venue. At all times subject to Sections 0 and 0 of this Agreement, and the Mutual Agreement to Arbitrate, this Agreement, for all purposes, shall be construed in accordance with the laws of the State of California, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in Los Angeles County, California. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

16.Entire Agreement. Unless specifically provided herein, this Agreement and all exhibits, schedules and attachments hereto contain all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersede all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. Each of the exhibits, schedules and attachments to this Agreement are a part of this Agreement and are hereby incorporated by reference as if fully set forth verbatim herein.  The Preamble and the Recitals are a part of this Agreement.

17.Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

18.Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

19.Construction. All titles, captions or section headings contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision in this Agreement.  When used in this Agreement, the words “include,” “includes” and “including” shall be deemed to be followed by “without limitation,” the singular number includes the plural, the plural number includes the singular and the term “person” includes a corporation, limited liability entity, partnership or other corporate entity, a trust and a natural person.

20.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  A signature received via facsimile or electronically via email, in PDF, or other electronic format will be as legally binding for all purposes as an original signature, as will use of an electronic process associated with this Agreement and executed or adopted by a party with the intent to execute this Agreement.

21.Tolling. Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

22.Section 409A. Notwithstanding anything anywhere to the contrary, this Agreement is intended to be interpreted and applied so that the payment and the benefits set forth herein shall either be exempt from the requirements of Section 409A of the Code or any regulations or guidance thereunder (“Section 409A”) or shall comply with the requirements of Section 409A. To the extent that any amounts payable in accordance with this Agreement are subject to Section 409A, this Agreement shall be interpreted and administered in such a way as to comply with Section 409A to the maximum extent possible. Notwithstanding anything anywhere to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A), any payments or arrangements due upon a termination of the Executive’s employment under any arrangement that constitutes a “deferral of compensation” (within the meaning of Section 409A), and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A, shall be delayed and paid or provided on the earlier of (i) the date which is six months after the Executive’s “separation from service” (as such term is defined in Section 409A) for any reason other than death, and (ii) the date of the Executive’s death. Each series of payments under this

Agreement or otherwise shall be treated as separate payments for purposes of Section 409A. “Termination of employment,” “resignation” or words of similar import, as used in this Agreement shall mean with respect to any payments subject to Section 409A, the Executive’s “separation from service” as defined by Section 409A. If any payment subject to Section 409A is contingent on the delivery of a release by the Executive and could occur in either of two calendar years, the payment will occur in the second calendar year. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” subject to Section 409A, all such expenses or other reimbursements hereunder shall be paid on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to provided, in any other taxable year, and (iii) the Executive’s right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to the Executive. The Executive shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

23.Notification to Subsequent Employer. When the Executive’s employment with the Company terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants sections contained in this Agreement. The Executive will also deliver a copy of such notice to the Company before the Executive commences employment with any subsequent employer. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, the Executive’s subsequent, anticipated, or possible future employer.

24.Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

25.Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Bakhu Holdings, Corp.

One World Trade Center, Suite 130

Long Beach, CA  90831

Attn: Chief Executive Officer

If to the Executive:

Juan Carlos Garcia La Sienra Garcia

Av Bernardo Quintana 205 Dep 801C

Col. Santa Fe

Mexico City 01210

26.Representations of the Executive. The Executive represents and warrants to the Company that:

(a)The Executive’s acceptance of employment with the Company and the performance of duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound.

(b)The Executive’s acceptance of employment with the Company and the performance of duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

27.Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

28.Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

29.Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BAKHU HOLDINGS, CORP.

/s/ Evripides Drakos
By: Evripides Drakos
Title: Interim CEO

EXECUTIVE

/s/ Juan Carlos Garcia La Sienra Garcia
Juan Carlos Garcia La Sienra Garcia

Signature Page to Executive Employment Agreement

EXHIBIT A

INDEMNIFICATION AGREEMENT

EXHIBIT B

AWARD AGREEMENT

EXHIBIT C

CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT

EXHIBIT D

MUTUAL AGREEMENT TO ARBITRATE CLAIMS